UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2018

Recall Studios, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, 12th Floor, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 537-5775

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 6, 2018 Recall Studios, Inc. (the “Corporation”) amended its Articles of Incorporation as filed with the Secretary of State of the State of Florida to designate the Series X Convertible Preferred Stock, par value $0.0001 per share (the “Series X Preferred Stock”), as a series of preferred stock of the Corporation. 1,000,000 shares of Series X Preferred Stock are authorized.

Holders of shares of Series X Preferred Stock (each, a “Series X Holder”) are entitled to receive dividends and distributions as and when paid on the shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, on an as-converted basis, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock, as described below) immediately prior to the payment of such dividend or distribution. Series X Holders are also entitled to vote on an as converted basis with the shares of Common Stock, and voting with the Common Stock as one class, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock immediately prior to the record date for such vote. The Series X Preferred Stock does not have any preferences in the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation (each, a “Liquidation Event”), but will participate with the Common Stock on any distributions made to the Common Stock in connection with any Liquidation Event on an as converted basis, assuming that such shares of Series X Preferred Stock had been converted into shares of Common Stock immediately prior to the payment of such dividend or distribution.

Shares of Series X Preferred Stock are not currently convertible into Common Stock, however each share of Series X Preferred Stock will automatically convert into shares of Common Stock upon the effectiveness of an amendment to the Articles of Incorporation of the Corporation following the date of the issuance of any shares of Series X Preferred Stock (the “Issuance Date”) which effects a reverse stock split of the Common Stock or increases the authorized shares of Common Stock of the Corporation, or a combination thereof, by an amount sufficient to enable the conversion of all issued and outstanding shares of Series X Preferred Stock. Each whole share of Series X Preferred Stock then issued and outstanding shall, automatically and without any further action of any Series X Holder, convert into 450 shares of Common Stock, with any fractional shares of Series X Stock being converted into a proportionate number of shares of Common Stock, and with any fractional shares of Common Stock issuable as a result of such conversion being rounded up to the next nearest whole share of Common Stock. No Series X Holder will have any right to voluntarily effect conversions of the Series X Preferred Stock.

In the event of any forward or reverse split of the Common Stock following the Issuance Date, the conversion ratios as set forth above will be proportionately and equitably adjusted automatically. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series X Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, then and in each such event each Series X Holder will have the right upon conversion to receive the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which the Series X Holder would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change, at the conversion ratio then in effect. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock then, as a part of such reorganization, provisions shall be made so that the Series X Holders will be entitled to receive upon conversion of their shares of Series X Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had the Series X Holder converted such shares immediately prior to such capital reorganization, at the conversion ratio then in effect.

Shares of Series X Preferred Stock converted into Common Stock may not be reissued by the Corporation and no fractional shares or scrip representing fractional shares of Common Stock will be issued upon the conversion of the Series X Preferred Stock. As to any fraction of a share of Common Stock as to which a Series X Holder would otherwise be entitled upon such conversion, the Corporation will round such fractional share of Common Stock up to the next whole share of Common Stock.

The issuance of shares on conversion of the Series X Preferred Stock shall be made without charge to any Series X Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series X Conversion Shares, which shall be paid by the Corporation.

The information set forth above is qualified in its entirety by reference to the actual terms of the Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock of Recall Studios, Inc. attached hereto as Exhibit 3.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock of Recall Studios, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Recall Studios, Inc.

Date: August 6, 2018	By:	/s/ Alexander Bafer
	Name:	Alexander Bafer
	Title:	Chief Executive Officer